UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                          SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934(Amendment No.)

Check the appropriate box:

  [ ]	Preliminary Information Statement

  [ ]	Confidential, for Use of the Commission Only (as permitted by Rule
	14c-5(d)(2))

  [X]	Definitive Information Statement


                        RAVEN MOON ENTERTAINMENT, INC.
               (Name of Registrant As Specified in Charter)

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		11.

	(1)	Title of each class of securities to which transaction
		applies:

	(2)	Aggregate number of securities to which transaction
		applies:

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		computed pursuant to Exchange Act Rule 0-11 (set forth the amount
		on which the filing fee is calculated and state how it was determined):

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		        RAVEN MOON ENTERTAINMENT, INC.
			    2005 Tree Fork Lane
			         Suite 101
			  Longwood, Florida  32750

Dear Shareholders:

	We are writing to advise you that we intend to amend our Articles of Incorporation to undertake a one for 2,000 reverse stock of our issued and outstanding common shares. This action was approved on October 26, 2006 by our Board of Directors. In addition, our officers and directors Joseph & Bernadette DiFrancesco who hold a majority of 85% of our issued and outstanding voting securities has approved this action, with an effective date of December 15, 2006, by written consent in lieu of a special meeting in accordance with the relevant section of the Florida Business Corporations Act.

	WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A
PROXY.

	No action is required by you. The accompanying information statement is furnished only to inform our shareholders of the actions described above before they take place in accordance with Section 607.0704 of the Florida Business Corporations Act and Rule 14c-2 of the Securities Exchange Act of 1934. This Information Statement is first mailed to you on or about November 24, 2006.

	Please feel free to call us at 407-774-4462 should you have any questions on the enclosed Information Statement.

				For the Board of Directors of
				RAVEN MOON ENTERTAINMENT, INC.

				By:  /s/ Joseph DiFrancesco
			      	    Joseph DiFrancesco, President




			RAVEN MOON ENTERTAINMENT, INC.
			    2005 Tree Fork Lane
			         Suite 101
			   Longwood, Florida  32750
			  Telephone: (407) 304-4764

			INFORMATION STATEMENT REGARDING
    		   ACTION TO BE TAKEN BY WRITTEN CONSENT OF
		     	     MAJORITY SHAREHOLDER
			 IN LIEU OF A SPECIAL MEETING

			WE ARE NOT ASKING YOU FOR A PROXY,
		AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

GENERAL

	This Information Statement is being furnished to the shareholders of Raven Moon Entertainment, Inc. in connection with the adoption of an amendment to our Articles of Incorporation by written consent of our Board of Directors and the holders of a majority of our issued and outstanding voting securities in lieu of a special meeting.

	On October 26, 2006 our Board of Directors approved an amendment to our Articles of Incorporation (the "Amendment") which when effective will effect a one for 2,000 (1:2,000) reverse stock split of our issued and outstanding common stock. The full text of the Amendment is attached to this Information Statement as Exhibit A. This action will become effective on December 15, 2006 (the "Effective Date") in accordance with the written consent of the holders of a majority of our issued and outstanding voting securities and the filing of the Amendment with the Secretary of State of Florida in accordance with the relevant sections of the Florida Business Corporations Act.

	Our voting securities consist of our common stock and our Series B Preferred Stock. Each share of common stock is entitled to one vote, and each share of Series B Preferred Stock is entitled to one vote for each share of common stock into which such shares of Series B Preferred Stock are then convertible, on all matters brought to a vote of our shareholders. Our common stock and Series B Preferred Stock vote together as a group. As of November 8, 2006 there were 16,236,178,011 shares of our common stock and 601,250 shares of our Series B Preferred Stock issued and outstanding. On November 8, 2006 each share of Series B Preferred Stock was convertible into 125,000 shares of common stock based upon the conversion price of $0.00008 per share in accordance with the designations, rights and preferences of the Series B Preferred Stock. Accordingly, at November 8, 2006 the outstanding shares of Series B Preferred Stock are convertible into an aggregate of 75,156,250,000 shares of our common stock, resulting in a total of 91,392,428,011 votes attributable to the common stock and Series B Persevered Stock on matters submitted to a vote of our shareholders. The following individuals Joseph & Bernadette DiFrancesco our officers and directors who own approximately 85% of our outstanding voting securities, which is in excess of the required majority of our outstanding securities entitled to vote on the Amendment, have executed a written consent approving the Amendment:

						No. of Voting
			NAME			  Securities
			----			--------------

		Joseph DiFrancesco and
		Bernadette DiFrancesco		63,495,250,010
		Janice K. Battenberg		    15,733,341
		Robert J. McCarthy		     1,616,643
		Lawrence C. Oakley		       650,007

	The reverse stock split, when effective, will not change the number of authorized shares of common stock or the par value of the common stock. Except for any changes as a result of the treatment of fractional shares, each shareholder who owns 2,000 or more shares will hold the same percentage of common stock outstanding immediately following the reverse stock split as the shareholder did immediately prior to the reverse stock split.

	The elimination of the need for a meeting of shareholders to approve this action is made possible by Section 607.0704 of the Florida Business
Corporations Act which provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a meeting. In order to eliminate the costs involved in holding a special meeting, our Board of Directors voted to utilize the written consent of the holder of a majority in interest of our voting securities.

	This Information Statement is first being mailed on or about November 24, 2006 to our shareholders and is being delivered to inform you of the corporate actions described herein in accordance with Section 607.0704 of the Florida Business Corporation Act and Rule 14c-2 of the Securities Exchange Act of 1934. No dissenter's rights are afforded to our shareholders under Florida law as a result of the adoption of the Amendment.

	The entire cost of furnishing this Information Statement will be borne by us. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our voting securities held of record by them and we will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

			OUR PRINCIPAL SHAREHOLDERS

	At November 8, 2006, there were 16,236,178,011 shares of our common stock and 601,250 shares of our Series B Preferred Stock issued and outstanding. Our common stock and Series B Preferred Stock are our only classes of our voting securities. Each share of common stock has one vote per share, and each share of Series B Preferred Stock is entitled to one vote for each share of common stock into which such shares of Series B Preferred Stock are then convertible, on all matters submitted to a vote of our shareholders. As set forth above, on November 8, 2006 the outstanding shares of Series B Preferred Stock are convertible into an aggregate of 75,156,250,000 shares of our common stock and are entitled to a like number of votes.

The following table sets forth, as of that date, information known to us relating to the beneficial ownership of these shares by:

a. each person who is the beneficial owner of more than 5% of the outstanding shares of voting securities;
b.  each director;
c.  each executive officer; and
d.  all executive officers and directors as a group.

	Unless otherwise indicated, the address of each beneficial owner in the table set forth below is care of 2005 Tree Fork Lane, Suite 101, Longwood, Florida 32750.

	We believe that all persons named in the table have sole voting and investment power with respect to all shares of beneficially owned by them. Under securities laws, a person is considered to be the beneficial owner of securities he owns and that can be acquired by him within 60 days from November 8, 2006 upon the exercise of options, warrants, convertible securities or other understandings. We determine a beneficial owner's percentage ownership by assuming that options, warrants or convertible securities that are held by him, but not those held by any other person and which are exercisable within 60 days of November 8, 2006, have been exercised or converted.


		         Amount and Nature of Beneficial Ownership
			 -----------------------------------------
			 		             Series B
			   Common stock		  Preferred stock
			-------------------     -------------------

			     # of 	  %	   # of	       %      % of
	Name                Shares     of Class   Shares   of Class   Vote
    ------------  	-------------- -------- ---------- --------  ------

Joseph DiFrancesco
and (1) Bernadette
DiFrancesco		50,316,500,110   81.8%   467,750    77.79%    79.6%


Janice K.
Battenberg (2)		    74,067,541      *         0      N/A%      *%

Robert J.
McCarthy (3)		     2,453,043      *         0      N/A%      *%

Lawrence C.
Oakley (4) 		    65,650,707      *	      0      N/A%      *%

			-------------- ------- ---------- --------   ------
All officers and
directors as a group
(five persons)		50,458,671,401   81.8%	 467,750    77.79%    82.4%
			============== ======= ========== ========  =======

Jacques Danon (5)        2,000,000,000  12.32%         0     N/A%      2.2%

  *  represents less than 1%
(1) Includes 5,026,500,010 shares of common stock, 467,750 shares of B Preferred stock and Warrants to purchase 45,290,000,100 shares of common stock.
(2)  Includes 50,733,341 shares of common stock and 5,833,420 warrants
(3)  Includes 1,616,643 shares of common stock and 83,640 warrants
(4)  Includes 650,007 shares of common stock and 6,500,070 warrants

(5)	Mr. Danon's address is c/o Brown Brothers Harriman, 140 Broadway, New
York, New York  10005.

				THE AMENDMENT

The Amendment will effect a one-for-2,000 (1:2,000) reverse split of our issued and outstanding common stock. At November 8, 2006 we had 16,236,178,011 shares of our common stock issued and outstanding. The Amendment provides that each two thousand (2,000) shares of our common stock outstanding immediately prior to the Effective Date of the Amendment (the "Old Shares") will be automatically converted into one (1) share of our common stock (the "New Shares"), thereby reducing the number of outstanding shares of our common stock to approximately 11,869,934,351 shares, subject to rounding.

	The effective date for the reverse split is December 15, 2006 and the effective date of the reverse stock split will be the Effective Date of the Amendment. Our common stock will be quoted on the OTC Bulletin Board at the post-split price on the Effective Date of the Amendment. Prior to the Effective Date of the Amendment we will announce the new trading symbol for our common stock on the OTC Bulletin Board which will reflect the post-split trading. The New Shares will be fully paid and non-assessable. The New Shares will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the Old Shares.

Our Board of Directors recommended that our shareholders approve the reverse stock split for several reasons as described below.

	Our common stock is currently quoted on the OTC Bulletin Board under the symbol "RMNE." On November 8, 2006, the last sale price of our common stock was $0.0001 per share. Our Board of Directors believes that the low per-share market price of our common stock impairs the acceptability of our common stock to potential acquisition candidates, certain members of the investing public, including institutional investors, as well adversely affecting our ability to raise additional working capital. Because of the current low price of our common stock, our credibility as a viable business enterprise is negatively impacted.

	Because brokerage commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current share price of our common stock can result in individual shareholders paying transaction costs (commissions, markups or markdowns) that represent a higher percentage of their total share value than would be the case if the share price were substantially higher. This factor also may limit the willingness of institutions to purchase our common stock at its current price levels.

	The reverse stock split will also have the effect of increasing the number of shares of common stock available to us for future issuances as the Amendment will not change the number of authorized shares of our common stock which will remain at 30,000,000,000 shares. At November 8, 2006, we had 16,236,178,011 shares of common stock issued and outstanding, leaving 13,763,821,989 shares available for issuance. At November 8, 2006 we had outstanding securities which are convertible or exercisable into an aggregate of 91,392,428,011 shares of our common stock if all were converted, including:

	1.	601,250 shares of Series B Preferred Stock which are convertible into 75,156,250,000 shares of common stock if all were converted

	2.	common stock purchase warrants with exercise price equal to 50% of the ask price on the day of exercise are exercisable into an aggregate of 326,952,464 shares of our common stock.


	We do not presently have a sufficient number of authorized but unissued shares of common stock available to provide for the full conversion of the Series B Preferred Stock or the exercise of the outstanding warrants. Because the number of shares of common stock issuable upon the conversion or exercise of these securities will be reduced in the same proportion as the reverse stock split, following the reverse stock split, and assuming no additional issuances of any securities by us, we will have a sufficient number of authorized but unissued shares to provide for a full conversion of these securities.

	For these reasons our Board of Directors has chosen to adopt and recommend the Amendment. We are not, however, a party to any binding agreement, acquisition agreement or agreement to raise additional working capital other than which has been publicly announced, nor can we be certain that the reverse stock split will have a long-term positive effect on the market price of our common stock or increase our abilities to enter into financing arrangements in the future.

	The reverse stock split will affect all of the holders of our common stock uniformly except the shares that were exercised from the warrants. These restricted shares are exempt from any reverse splits for a period of twelve months from the date of issuance. Any fractional shares existing as a result of the reverse stock split shall be rounded to the next higher whole number to those shareholders who are entitled to receive them as a consequence of the reverse stock split. On the Effective Date of the Amendment, each shareholder will own a reduced number of shares of our common stock, but will hold the same percentage of the outstanding common shares as the shareholder held prior to the Effective Date of the Amendment. The split will increase the number of shareholders who own odd-lots. An odd-lot is fewer than 100 shares. Such shareholders may experience an increase in the cost of selling their shares and may have greater difficulty in making sales.

	The reverse stock split will not affect the par value of our common stock. As a result, on the Effective Date of the Amendment, the stated capital on our balance sheet attributable to our common stock will be reduced in proportion with the reverse stock split and our additional paid-in capital account will be credited with the amount by which the stated capital is reduced. These accounting entries will have no impact on total shareholders' equity. All share and per share information will be retroactively adjusted following the Effective Date of the Amendment to reflect the reverse stock split for all periods presented in future filings.

	The availability of additional authorized shares will also allow the Board to issue shares for corporate purposes, if appropriate opportunities should arise, without further action by the shareholders or the time delay involved in obtaining shareholder approval (except to the extent that approval is otherwise required by applicable law). Such purposes could include meeting requirements for capital expenditures or working capital or, depending on the market conditions, effecting future acquisitions of other businesses through the issuance of shares of our common stock or securities convertible into shares of our common stock.

	Because the reverse stock split results in an increased number of authorized but unissued shares of our common stock, it may be construed as having an anti-takeover effect. Although the reverse stock split is not being undertaken by the Board for this purpose, in the future the Board could, subject to its fiduciary duties and applicable law, use the increased number of authorized but unissued shares to frustrate persons seeking to take over or otherwise gain control of our company by, for example, privately placing shares with purchasers who might side with the Board in opposing a hostile takeover bid. Shares of common stock could also be issued to a holder that would thereafter have sufficient voting power to assure that any proposal to amend or repeal our Bylaws or certain provisions of our Articles of Incorporation would not receive the requisite vote. Such uses of our common stock could render more difficult, or discourage, an attempt to acquire control of our company if such transactions were opposed by the Board. However, it is also possible that an indirect result of the anti-takeover effect of the reverse stock split could be that shareholders will be denied the opportunity to obtain any advantages of a hostile takeover, including, but not limited to, receiving a premium to the then current market price of our common stock, if the same was so offered by a party attempting a hostile takeover of our company. We are not aware of any party's interest in or efforts to engage in a hostile takeover attempt as of the date of this Information Statement.

	The reverse stock split will have the following effects upon our common stock:

1. The number of shares owned by each holder of common stock will be reduced two thousand fold;

2. The number of shares of our common stock which will be issued and outstanding after the reverse stock split will be reduced from 16,236,178,011 shares to approximately 11,869,934,351 shares;

3. The per share loss and net book value of our common stock will be increased because there will be a lesser number of shares of our common stock outstanding;

4.  The par value of the common stock will remain $0.0001 per share;

5. The stated capital on our balance sheet attributable to the common stock will be decreased 2,000 times its present amount and the additional paid-in capital account will be credited with the amount by which the stated capital is decreased; and

6. All outstanding options, warrants, and convertible securities entitling the holders thereof to purchase shares of common stock will enable such holders to purchase, upon exercise thereof, 2,000 times fewer of the number of shares of common stock which such holders would have been able to purchase upon exercise thereof immediately preceding the reverse stock split, at the same aggregate price required to be paid therefore upon exercise thereof immediately preceding the reverse stock split.

	While the reverse stock split will not affect the number of our authorized shares of common stock which will remain at 30,000,000,000 shares, the reverse stock split will effect the number of shares of our common stock issuable upon conversion of the Series B Preferred Stock. The designations, rights and preferences of the Series B Preferred Stock provide that each share is convertible into $10.00 in value of our common stock.

	Because the market price of our common stock is also based on factors which may be unrelated to the number of shares outstanding, including our performance, general economic and market conditions and other factors, many of which are beyond our control, the market price per new share of the New Shares may not rise or remain constant in proportion to the reduction in the number of Old Shares outstanding before the reverse stock split. Accordingly, the total market capitalization of common stock after the reverse stock split may be lower than the total market capitalization before the reverse stock split. In the future, the market price of common stock following the reverse stock split may not equal or exceed the market price prior to the reverse stock split. In many cases, the total market capitalization of a company following a reverse stock split is lower than the total market capitalization before the reverse stock split.


Manner of Effecting the Amendment
---------------------------------

	The reverse stock split will be effected by the filing of the Amendment with the Secretary of State of the State of Florida. The Amendment will specify the effective date of the Amendment will be December 15, 2006 which is 20 days after this Information Statement was first mailed to our shareholders.

	Following the Effective Date of the Amendment, the share certificates representing the Old Shares will continue to be valid. In the future, new share certificates will be issued reflecting the name change, reverse stock split and change in our capitalization, but this in no way will effect the validity of your current share certificates. The reverse split will occur on the Effective Date of the Amendment without any further action on the part of our shareholders. After the Effective Date of the Amendment, each share certificate representing Old Shares will be deemed to represent 1/2,000th share of our common stock. Certificates representing New Shares will be issued in due course as Old Share certificates are tendered for exchange or transfer to our transfer agent, Florida Atlantic Stock Transfer, Inc.. We request that shareholders do not send in any of their stock certificates at this time.

	As applicable, new share certificates evidencing New Shares that are issued in exchange for Old Shares representing restricted shares will contain the same restrictive legend as on the old certificates. Also, for purposes of determining the term of the restrictive period applicable to the New Shares, the time period during which a shareholder has held their existing pre-split shares will be included in the total holding period.


Certain Federal Income Tax Consequences
---------------------------------------

	The reverse stock split should not result in any recognition of gain or loss. The holding period of the New Shares will include the shareholder's holding period for the corresponding Old Shares owned prior to the reverse stock split. The adjusted basis of the New Shares (including the original shares) will be equal to the adjusted basis of a shareholder's original shares. Notwithstanding the foregoing, the federal income tax consequences of the receipt of an additional share in lieu of a fractional interest is not clear but may result in tax liabilities which should not be material in amount in view of the low value of the fractional interest. Our beliefs regarding the tax consequence of the reverse stock split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above. This summary does not purport to be complete and does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident foreign individuals, broker-dealers and tax exempt entities. The state and local tax consequences of the reverse stock split may vary significantly as to each shareholder, depending upon the state in which he or she resides.

	The foregoing summary is included for general information only. Accordingly, shareholders are urged to consult their own tax advisors with respect to the Federal, State and local tax consequences of the reverse stock split.


No Dissenter's Rights
---------------------

	Under Florida law shareholders are not entitled to dissenter's rights of appraisal with respect to the Amendment.

			WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

	We file annual and special reports and other information with the SEC. Certain of our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

	Public Reference Room Office
	100 F Street, N.E.
	Room 1580
	Washington, D.C. 20549

	You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call 1-202-551-8090 for further information on the operations of the public reference facilities.
				RAVEN MOON ENTERTAINMENT, INC.


				By: /s/ Joseph DiFrancesco
				      Joseph DiFranceso